Exhibit 10.6

Santander US Capital Markets LLC
437 Madison Avenue, New York, NY 10022

As of February 12, 2025

Artius II Acquisition Inc.
3 Columbus Circle, Suite 1609
New York, NY 10019

Attention: Mr. Sim

Dear Sir:

Artius II Acquisition Inc. (the “Company”) has executed an underwriting agreement on February 12, 2025 with Santander US Capital Markets LLC (“Santander”) to complete an initial public offering (the “IPO”). Santander has been advised that the Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (the “Initial Business Combination” or the “Transaction”) with one or more businesses that qualifies as the Company’s initial “business combination” as defined in the registration statement for the Company’s IPO and related constituent documents (the “Target” and, together with the Company from and after closing of the Transaction, the “Combined Entity”). The Company has further advised Santander that it has not selected any business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

This confirms our understanding that the Company has engaged Santander to act as its advisor (“Advisor”) in connection with the Initial Business Combination.

Section 1. Services

Santander’s services as Advisor under this agreement (if requested and appropriate) will consist of assisting the Company in:

a.	identifying and reviewing potential counterparties for the Initial Business Combination; and

b.	following the closing of the IPO, negotiating commercial terms with counterparties for the Initial Business Combination.

Notwithstanding the foregoing, the parties agree that the scope of services to be provided by Santander (i) shall not extend to any time period from and after public announcement by the Company of a particular Initial Business Combination and (ii) shall not include Santander acting as financial advisor or capital markets advisor to the Company in respect of any particular Initial Business Combination, acting as placement agent in respect of a PIPE or other financing being conducted in connection with the Initial Business Combination or Santander otherwise providing any capital markets, underwriting or other services in which Santander is interfacing with potential investors in any particular Initial Business Combination.  Any such role(s) shall be documented in a separate engagement letter.

For avoidance of doubt, Santander will not be required to provide the services outlined in Section 1 related to any transaction whereby Santander determines in its sole discretion that it has a conflict of interest arising from a sell-side mandate for which Artius is an interested buyer.

Section 2. Compensation

As compensation for Santander’s services as Advisor hereunder, the Company agrees to pay Santander a fee (the “Fee”) equal to $6,000,000.  The Fee shall be payable in cash upon the consummation of the Transaction.

At the Closing of the Initial Business Combination, the Company or the Combined Entity, as applicable, shall pay, or cause the trustee for the Trust Account (as defined below) to pay from such Trust Account, by wire transfer of immediately available funds, the Fee.

Section 3. Expenses; Payments

All fees and expenses payable under this agreement are nonrefundable and shall be payable in U.S. dollars in immediately available funds.  All fees, expenses and other payments under this agreement shall be paid without giving effect to any withholding or deduction of any tax or similar governmental assessment.  If the Company is required by law to deduct or withhold any amounts with respect to any such tax or assessment or if any such tax or assessment is required to be paid by Santander or any of its affiliates as a result or arising out of this engagement, the Company shall pay Santander such additional amounts as shall be required so that the net amount received by Santander from the Company after such deduction, withholding or payment shall equal the amounts otherwise payable to Santander under this agreement.  If any Goods and Services Tax, Value Added Tax or other similar tax is payable with respect to the fees paid or payable to Santander under this engagement, Santander will add the amount of such tax to its invoice and the Company shall pay Santander such tax.

Section 4. Information

In connection with Santander’s engagement hereunder, upon the reasonable request of Santander in connection with its performance of the services listed under Section 1, the Company will use reasonable best efforts to (a) furnish, or cause to be furnished, to Santander, all information (including financial information) concerning the Company and any potential transaction (all such information, the “Information”), and (b) provide, or cause to be provided, Santander with access to officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”) of the Company.  In performing its services hereunder, Santander shall be entitled to rely without investigation upon all available information, including information supplied to Santander, by or on behalf of the Company, any potential target, any resulting combined entity or their respective Representatives and shall not be responsible for the accuracy or completeness of, or have any obligation to verify, the same or conduct any appraisal of assets or liabilities. The Company represents and warrants that the Information will be complete and correct in all material respects. The Company shall be solely responsible for the commercial assumptions on which any valuation for a Transaction is based, and Santander shall not be required to deliver a fairness opinion or otherwise express an opinion on valuation with respect to the Transaction.  With respect to any financial forecasts and projections made available to Santander by the Company, any potential targets, the Target, the Combined Entity or their respective Representatives (collectively, the “Counterparties”), and used by Santander in its analysis, Santander shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of the respective Counterparties as to the matters covered thereby.  The Company agrees that it will notify Santander promptly (i) of any material change, or development that may lead to any material change, in the business, properties, operations, financial condition or prospects of the respective Counterparties, as relevant and as the case may be, and (ii) if any Information furnished by any Counterparty to Santander during the period of Santander’s engagement hereunder is or becomes inaccurate, incomplete or misleading in any material respect.

No advice or assistance rendered by Santander, whether formal or informal, may be disclosed to parties other than the Company’s affiliates and its and their respective Representatives, in whole or in part, or summarized, excerpted from or otherwise referred to, without the prior written consent of Santander.  In addition, none of Santander, or the terms of this engagement may be otherwise referred to without the prior written consent of Santander. The obligations of the Company pursuant to this paragraph shall survive any expiration or termination of this agreement or Santander’s engagement hereunder, including any expiration or termination of this agreement in connection with the consummation of any Transaction.

In addition, the Company agrees to promptly advise Santander of any material event or change in the business, affairs, condition (financial or otherwise) or prospects of the Company or, to the knowledge of the Company, the Target and the Combined Entity, that occurs during the term of Santander’s engagement hereunder.

Section 5. Covenants of the Company

In connection with Santander’s engagement hereunder, the Company covenants to Santander that it:

a.
shall provide Santander a draft of any registration statement or proxy solicitation relating to the Transaction that refers to Santander for review and comment no less than seven (7) business days prior to filing with the SEC and shall provide a reasonable advanced opportunity to review and comment on any other filings that refer to Santander and, without limiting the generality of the foregoing, shall not disseminate any materials bearing the Santander name or logo outside of the Company without Santander’s knowledge and consent, it being understood that any reference to Santander in any release, communication or other material is subject to Santander’s prior written consent for each such reference; and

b.
if the Company is not the legal successor in the Transaction, the Company shall procure that the participant in the Transaction whose equity securities will be publicly traded following the consummation of the Transaction assume all of the Company’s obligations under this agreement.

Section 6. Indemnification and Limitation on Liability

Since Santander will be acting on behalf of the Company in connection with this engagement, the Company and Santander agree to the indemnity provisions and other matters set forth in Annex A, which is incorporated by reference into this agreement and is an integral part hereof.  The obligations of the Company (such term, for the avoidance of doubt, shall, in the event that a Transaction has been consummated, refer to the Combined Entity) pursuant to Annex A shall survive any expiration or termination of this agreement or Santander’s engagement hereunder.

The Company also agrees that no Identified Person (as defined in Annex A) shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with this agreement, any transactions contemplated thereby or Santander's role or services in connection therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company are finally judicially determined to have resulted from the gross negligence or willful misconduct of such Identified Person.

Section 7. Termination

Santander’s engagement hereunder may be terminated at any time by either party, upon ten (10) days’ prior written notice thereof to the other party.

No termination of Santander’s engagement hereunder shall affect (i) the Company’s obligation to pay Santander and/or reimburse Santander for any fees and expenses as provided for herein, (ii) the Company’s obligations under Annex A and (iii) the provisions of Sections 2, 3, 6, 7 and 9 of this agreement.

Section 8. Conflicts

Each of the Company and Santander understands and acknowledges that Santander’s role as Advisor to the Company with respect to the matters described above and the fees in connection therewith may give rise to potential conflicts of interest or the appearance thereof.  The Company consents to (and agrees on its own behalf and, to the extent permitted by applicable law, on behalf of its equity holders, to waive any claims it or they may have based on any actual or potential conflicts of interest that may arise or result from) Santander’s roles as Advisor to the Company, and Santander or one or more of its affiliates engaging in, and receiving any compensation in connection with, any of the activities described in this agreement.

In addition, the Company agrees that Santander shall be entitled to act as it deems appropriate to protect its interests as an underwriter, creditor or in other financing roles or capacities including, without limitation, by exercising any power, discretion, right or remedy; withholding any agreement, consent, waiver or approval; or making any other decision or determination.

The Company further agrees that Santander may provide advice or otherwise assist the Target or other third parties with respect to any transaction contemplated by this engagement.  The Company waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflicts of interest in connection with Santander advising or assisting the Target or any such third parties with respect to any transaction contemplated by this engagement or any claims it may have for breach of fiduciary duty or alleged breach of fiduciary duty, and agrees that Santander shall not have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including the Company’s stockholders, employees or creditors.

In addition, the Company agrees that Santander shall be entitled to act as it deems appropriate to protect its interests as an underwriter, creditor or in other financing roles or capacities including, without limitation, by exercising any power, discretion, right or remedy; withholding any agreement, consent, waiver or approval; or making any other decision or determination.  The Company understands and acknowledges that under no circumstances shall this agreement or any act of Santander or its affiliates hereunder constitute a commitment by Santander or its affiliates to provide or arrange any financing to any party or to purchase or place any securities.  Any such commitment will only exist upon execution of a final written underwriting, placement or other definitive agreement, commitment letter or loan agreement, as the case may be, in connection with any such transaction and then only in accordance with the terms and conditions thereof.

Section 9. Miscellaneous

The Company acknowledges and agrees that Santander has been retained by the Company to act as Advisor, with respect to this engagement and that no fiduciary relationship between the Company and Santander has been created in respect of any transaction contemplated by this engagement or Santander’s engagement hereunder, regardless of whether Santander has advised or is advising the Company on other matters.  In connection with this engagement, Santander is acting as an independent contractor, with obligations owing solely to the Company and not in any other capacity.

The Company’s engagement of Santander as Advisor under this agreement represents an exclusive arrangement.

In connection with this engagement, one or more affiliates of Santander may perform a portion of the services to be provided hereunder and, to the extent requested by Santander, the Company will pay a portion of the fees payable to Santander hereunder to such affiliate(s).  Any Santander affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms of this agreement.

The Company acknowledges that Santander is an indirect subsidiary of Banco Santander, S.A. (together with its subsidiaries, the “Santander Group”).  The Santander Group is involved in a wide range of financial, commercial, banking, securities and derivate activities worldwide, both for their own account and for the accounts of clients and customers.  Santander and the other members of the Santander Group provide a full range of securities services, including securities trading and brokerage activities.  Santander and the other members of the Santander Group may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and any other company that may be involved in the transactions and other matters contemplated by this agreement, as well as provide investment banking and other financial services to such companies.  Santander and the other members of the Santander Group may have interests, or be engaged in a broad range of transactions involving interests, that differ from those of the Company.  The Company acknowledges and agrees that no member of the Santander Group has any obligation to disclose such interests or transactions (or information relating thereto) to the Company and that Santander’s agreement to provide services to the Company hereunder will not require any other business or member of the Santander Group to restrict its activities in any way or require the Santander Group to provide the Company with any information whatsoever about, or derived from, those activities.  Santander and the other members of the Santander Group and certain of their respective employees, including members of the team performing this engagement, as well as certain private equity funds associated or affiliated with the Santander Group in which they may have financial interests, may from time-to-time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including parties with a potential direct or indirect interest in any transaction to which this engagement relates.  The Santander Group has adopted policies and procedures designed to preserve the independence of its research analysts whose views may differ from those of the Santander Group's investment banking department.  Neither Santander nor any other member of the Santander Group shall be liable to account to the Company for, or (to the extent permitted by law) disclose to the Company, any charges or other remuneration made or received by it.

The Company acknowledges that Santander, as Advisor, and any of its affiliates may, at its option and expense, describe the advisory role and such other information as is publicly disclosed in announcements and advertisements, and research reports and in pitch materials, case studies, presentations or similar marketing materials which Santander uses as part of its ordinary course investment banking business (which in each case may include the reproduction of the Company’s logo and a hyperlink to the Company’s website on Santander’s website).

In addition, the Company acknowledges that Santander and its affiliates may disclose its engagement hereunder in any research report relating to the Company or its industry to the extent necessary to comply with applicable laws, rules and regulations and internal policies of Santander’s Research Department.

If reasonably requested by Santander, the Company will include a mutually acceptable reference to Santander, as applicable, in any public filing, press release or other similar public announcement made by the Company with respect to a Transaction.

The Company understands that Santander is not undertaking to provide any legal, accounting or tax advice in connection with this agreement.  Santander shall not be responsible for the underlying business decision of the Company to effect a transaction contemplated by this engagement or for the advice or services provided by any of the Company’s other advisors or contractors.  Santander will not be responsible for the advice or services provided by any of the Company’s other advisers or contractors.

Notwithstanding anything to the contrary in this agreement (including, without limitation, the provisions of Section 8), all non-public information concerning the Company and the Transaction that is given to Santander by the Company or its Representatives in connection with this engagement and not otherwise available to Santander will be used solely in the course of the performance of the services hereunder and will be treated confidentially by Santander; provided that nothing herein shall prevent Santander from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (ii) upon the request or demand of any regulatory authority having jurisdiction over Santander or any of its affiliates, (iii) to the extent that such information was or becomes publicly available other than by reason of disclosure by Santander in violation of this agreement or was or becomes available to Santander or its affiliates from a source which is not known by Santander to be subject to a confidentiality obligation to the Company, (iv) to Santander's affiliates and its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction or any other services provided by Santander or its affiliates to the Company and its affiliates, or (vii) for purposes of establishing a “due diligence” or other defense in connection with any proceeding related to the Transaction, this agreement, or otherwise.  The confidentiality undertaking by Santander in this paragraph shall automatically terminate one (1) year following the earlier of completion of the Transaction or termination or expiration of Santander’s engagement hereunder.

The Company understands that Santander’s role in any due diligence will be limited to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Santander is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company or the Target.

The Company acknowledges that Santander is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services.  In the ordinary course of business, Santander and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby (including, without limitation, the Target, potential purchasers or acquirers of any securities, and their respective affiliates).

In addition, Santander and its affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company, the Target, any financing by the Target or any Transaction.  The Company acknowledges that Santander and its affiliates have no obligation to use in connection with this engagement, or to furnish to the Company, confidential information obtained from other companies.

Furthermore, the Company acknowledges that Santander and each of its affiliates may have fiduciary or other relationships whereby Santander and its respective affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company, the Target, the Combined Entity, potential purchasers or acquirers of the securities or others with interests in respect of any Transaction or related financing.  The Company acknowledges that Santander and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to Santander’s relationship to the Company hereunder.

This agreement shall be binding upon and inure to the benefit of the Company, Santander and their respective successors (including, for the avoidance of doubt, with respect to the Company, in the event that a Transaction has been consummated, the Combined Entity).  In addition, the Company agrees that, prior to entering into any transaction involving all or substantially all of the Company’s assets (whether structured as an asset sale, restructuring, liquidation or other similar transfer of the assets of the Company), including any Transaction, the Company will arrange for either the assignment of the Company’s obligations pursuant to this agreement to the assignee, transferee or other recipient of the Company’s assets in connection therewith, including the Combined Entity, or such alternative means of providing for the Company’s obligations pursuant to this agreement as may be reasonably satisfactory to Santander.

Except as contemplated by Annex A, this agreement is not intended to confer rights upon any persons not a party hereto (including members of the Company’s board of directors, security holders, employees or creditors of the Company).  This agreement constitutes the entire agreement between the parties and supersedes all prior agreements, both written and oral, with respect to the subject matter hereof.  If any term, provision, covenant or restriction herein (including Annex A) is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be modified or invalidated.  This agreement may be executed in two or more counterparts and delivered by facsimile or in electronic form, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.  Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Each of the parties represents and warrants to the other party that it has the corporate capacity and authority to execute this agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents. This agreement may not be amended or modified unless such amendment or modification is in writing and executed by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

Santander, on behalf of itself and each of its subsidiaries, and each of its and their employees, agents, representatives and any other person or entity acting on its and their behalf in connection with the Transaction (collectively, “Related Parties”), hereby acknowledges that the Company has established a trust account (the “Trust Account”) to hold the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO (in each case, including any interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO).  For and in consideration of the Company entering into this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Santander, on behalf of itself and its Related Parties, hereby agrees that it shall not, in connection with the Transaction, seek to enforce any right, title or interest in or to, or initiate any action, claim, suit or proceeding of any kind against, the assets held in the Trust Account or the trustee thereof.  The Company hereby acknowledges that any such claim that Santander or any of its Related Parties may have arising at any time prior to the consummation of the Transaction is not waived or released pursuant to this paragraph but may be preserved and initiated against the Company at any time after the consummation, and that nothing in this paragraph shall preclude any claims by Santander or any of its Related Parties against (x) the Company or any of the Company’s affiliates seeking recourse against any assets of the Company other than the Trust Account, or (y) assets released from the Trust Account upon the consummation of the Transaction to parties other than to the Company’s public stockholders in connection with their redemption rights pursuant to the Company’s memorandum and articles of association as described in the registration statement for the Company’s IPO.

All aspects of the relationship created by this agreement or the engagement hereunder, any other agreements relating to the engagement hereunder and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this agreement or the engagement hereunder shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case sitting in New York County and agrees to venue in such courts.  Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations under Annex A, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim or cause of action relating to or arising out of this agreement or the engagement hereunder is brought by or against any Identified Person (as defined in Annex A).  SANTANDER AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER CLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ENGAGEMENT HEREUNDER.

[Signature pages follow]

Santander is delighted to accept this engagement and looks forward to working with the Company on this assignment.  Please confirm the Company’s agreement with the foregoing by signing and returning the enclosed copy of this agreement to Santander.

Very truly yours,

SANTANDER US CAPITAL MARKETS LLC,
as Advisor

By:	/s/ Ryan Kelley
Name: Ryan Kelley
Title: Managing Director

By:	/s/ Conrad Rubin
Name: Conrad Rubin
Title: Managing Director

[Signature page to Engagement Letter]

Accepted and agreed to as of the date first written above:

ARTIUS II ACQUISITION INC.

By:	/s/ Boon Sim
Name: Boon Sim
Title: Chief Executive Officer and Chief Financial Officer

[Signature page to Engagement Letter]

ANNEX A

In further consideration of the agreements contained in our engagement letter (the “engagement”), Artius II Acquisition Inc. and its affiliates (collectively, the “Company”) agrees to indemnify each of Santander Capital Markets LLC (“Santander”) as advisor, its affiliates, the respective members, directors, officers, partners, agents and employees of Santander and its affiliates, and any person controlling Santander or any of its affiliates (collectively, the “Identified Persons”) from and against, and the Company agrees that no Identified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Liabilities”) related to or arising out of the engagement, Santander’s performance thereof or any other services Santander is asked to provide to the Company in the future or has provided in the past (in each case, including related activities prior to the date hereof), except that this clause shall not apply to any Liabilities to the extent that they are finally determined by a court of competent jurisdiction to have resulted primarily from the bad faith, fraud, willful misconduct or gross negligence of such Identified Person.  If the foregoing indemnification is for any reason not available or insufficient to hold an Identified Person harmless, the Company agrees to contribute to the Liabilities involved in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by Santander on the other hand, with respect to the engagement or, if such allocation is determined by a court of competent jurisdiction to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of Santander, on the other hand; provided, however, that, to the extent permitted by applicable law, the Identified Persons shall not be responsible for expenses and Liabilities which in the aggregate are in excess of the amount of all fees actually received by Santander from the Company in connection with the engagement.  Relative benefits to the Company, on the one hand, and Santander, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company and its security holders pursuant to the engagement, as the case may be, whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by Santander in connection with the engagement.  Relative fault shall be determined, in the case of Liabilities arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to Santander, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Company, including its officers and directors, will not settle or permit or facilitate any settlement of, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding related to the engagement or any transaction contemplated hereby (whether or not Santander or any Identified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of Santander, its affiliates and their respective officers, directors or employees from any liabilities arising out of such action, claim, suit, investigation or proceeding and in no event will any settlement, compromise or judgment consented to by the Company or termination include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Identified Person, in each case, without Santander’s or such Identified Person’s prior written consent.  The Company shall not be required to indemnify Santander or any Identified Person for any amount paid or payable by Santander or any Identified Person in any settlement, compromise, consent to the entry of any judgment in or termination of, any action, claim, suit, investigation or proceeding related to the engagement or any transaction contemplated hereby without the written consent of the Company (not to be unreasonably withheld, conditioned or delayed).  If any Identified Person becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of the Company, in connection with or as a result of the engagement or any matter referred to in the engagement (1) the Identified Person shall promptly notify the Company in writing, but the failure to notify the Company shall not relieve it from any liability that it might have pursuant to this Annex A; and (2) the Company also agrees to reimburse such Identified Persons for their reasonable documented out-of-pocket expenses (including, without limitation, reasonable documented out-of-pocket legal fees in connection with one legal counsel and other reasonable documented out-of-pocket costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) as such expenses are incurred; provided, however, that Santander agrees to promptly reimburse the Company for any expenses advanced by the Company to Santander or any Identified Person to the extent such expenses are attributable to Liabilities with respect to which the Identified Person is not entitled to indemnification under the terms hereof as a result of a determination by a court of competent jurisdiction as to its bad faith, fraud, willful misconduct or gross negligence.  The Company’s obligations pursuant to this Annex A shall inure to the benefit of any successors, assigns, heirs and personal representatives of each Identified Person and are in addition to any rights that each Identified Person may have at common law or otherwise.  For the avoidance of doubt, prior to entering into any transaction involving all or substantially all of the Company’s assets (whether structured as an asset sale, restructuring, liquidation or other similar transfer of the assets of the Company), including any Transaction (as defined in the engagement letter for the engagement) the Company will arrange for either the assignment of the Company’s obligations pursuant to this Annex a to the assignee, transferee or other recipient of the Company’s assets in connection therewith, including the Combined Entity (as defined in the engagement letter for the engagement), or such alternative means of providing for the Company’s obligations set forth in this paragraph as may be reasonably satisfactory to Santander.  The Company shall not be liable for any exemplary or punitive damages or any other damages to the extent not reasonably foreseeable arising out of or in connection with this agreement or the transactions contemplated hereby (in each case, unless such damages are awarded pursuant to a third-party claim).